CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Appoints Brian E. Edwards to Board of Directors

HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere” or the “Company”) (NYSE American: LNG) announced today that its Board of Directors (“Board”) has appointed Brian E. Edwards to serve as a member of the Board, effective October 3, 2022. Mr. Edwards is considered an independent director. Mr. Edwards has been appointed to the Audit and Compensation Committees.

Mr. Edwards is a Senior Vice President of Caterpillar Inc. (“Caterpillar”) (NYSE: CAT) with responsibility for the Caterpillar Remanufacturing Division. Mr. Edwards joined Caterpillar in 2010 as Vice President of Sales and Marketing at Caterpillar’s wholly owned subsidiary, Progress Rail. Prior to joining Caterpillar, Mr. Edwards spent over 20 years in manufacturing, engineering and supply chain roles at General Electric Company and General Motors Company. Mr. Edwards holds a bachelor’s degree in Chemical Engineering from Youngstown State University and a master’s degree in Manufacturing Management from Kettering University.

“We are pleased to announce the appointment of Brian to our Board today,” said G. Andrea Botta, Cheniere’s Chairman of the Board. “Brian’s deep knowledge of industrial manufacturing, engineering and supply chain, coupled with his decades of leadership within large organizations, will provide a differentiated and meaningful perspective to our Board and to our Company. We look forward to Brian’s contributions to help support and guide Cheniere’s next phase of growth.”

Cheniere also announced today that David B. Kilpatrick has retired from its Board, effective October 3, 2022. Mr. Kilpatrick has served as a member of the Board since 2003 and previously served as the Board’s Lead Director from June 2015 to January 2016.

“David’s contributions to Cheniere over the years have been instrumental in our successful transition from a developer to the second largest LNG operator worldwide,” said Botta. “On behalf of the Cheniere Board, I’d like to thank him for his tireless contributions in support of Cheniere as we wish him well in the future.”

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 million tonnes per annum of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.

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Cheniere Energy, Inc.

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